COMMUNICATION TO DUE DILIGENCE OFFICERS AND FINANCIAL ADVISORS

AFFILIATED WITH AMERICAN REALTY CAPITAL TRUST V, INC. SELLING GROUP

MEMBERS

NOT FOR FURTHER DISTRIBUTION

We are writing to inform you that, through today, September 5, 2013, American Realty Capital Trust V, Inc. (“ARCT V”) has raised approximately $1.2 billion of its $1.7 billion offering of common stock (not including amounts available under the $350 million ARCT V distribution reinvestment plan).

Please note that, based on requests received from selling group members and their clearing firms and to allow for an orderly quarter-end cutoff, ARCT V will accept subscriptions in good order which are dated and signed on or before Monday, September 30, 2013. The September 30, 2013 date reflects an extension from the originally communicated September 18, 2013 date. The date by which subscriptions must be received in good order by DST Systems, Inc. remains October 31, 2013. Please note that ARCT V must close to new investments should gross equity raised reach the $1.7 billion primary offering amount registered plus the approximately $340 million reallocated from the ARCT V distribution reinvestment plan earlier than October 31, 2013. Financial advisors should confirm with their broker-dealers any separate requirements established by their firms.

Your firm has been an important part of the selling group and we appreciate your efforts to support ARCT V’s fundraising. Over the coming weeks, we will provide you with regular updates on the status of ARCT V's fundraising.

Please contact us at 877-373-2522 with any questions on this information.

Best,

Michael Weil
Chief Executive Officer

Louisa Quarto
President

Not For Further Distribution
Please do not forward this electronic communication.

Copyright (C) 2013 Realty Capital Securities, LLC All rights reserved.

Realty Capital Securities, LLC (Member FINRA/SIPC) is the dealer manager for ARCT V. This is neither an offer to sell or a solicitation of an offer to buy the securities described herein. An offering is made only by the prospectus.

To obtain a prospectus for the ARCT V offering, please contact Realty Capital Securities, LLC (Member FINRA/SIPC), Three Copley Place, Suite 3300, Boston, MA 02116, 877-373-2522.